QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FORM OF PROXY
SPECIAL MEETING OF SHAREHOLDERS
To Be Held on                        , 2006
TOWER BANCORP, INC.
40 Center Square
Greencastle, Pennsylvania 17225

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints [            ,                        , and                        ], and each or any of them, as proxies, with full power of substitution, to represent and vote, all of the shares of Tower Bancorp, Inc.'s ("Tower") common stock held of record by the undersigned on                        , 2006, at the Special Meeting of the Shareholders to be held at                        , on                        ,                         , 2006, at            prevailing time, and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present thereat, as indicated on this card.

        THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

        This proxy also confers authority as to other business as may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors at present knows of no other business to be brought before this meeting, but if any other business is brought before the meeting, the shares represented by this proxy will be voted in accordance with the recommendations of the management of Tower.

        The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement dated                        , 2006, and hereby revoke(s) all other proxies heretofore given by the undersigned in connection with this meeting.

        It is important that your shares be represented at the meeting. Please sign, date and return this proxy as promptly as possible, whether or not you plan to attend this meeting. This proxy is revocable at any time before it is exercised and may be withdrawn if you elect to attend the meeting, give written notification to the secretary of the Tower and vote in person.

        PROPOSAL 1: To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 21, 2005, as amended December 14, 2005, by and between the Tower and FNB Financial Corporation ("FNB"). That merger agreement provides that FNB will be merged with and into the Tower. Subject to limitations described in the merger agreement, each outstanding share of the FNB's common stock will be converted into either 0.8663 shares of the Tower's common stock or $39.00 in cash, as each shareholder of FNB elects, all as more fully described in the joint proxy statement/prospectus.

☐ FOR	☐ AGAINST	☐ ABSTAIN

        PROPOSAL 2: To act upon the postponement or adjournment of the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting of the Shareholders to approve the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated: , 2006	Signature of Shareholder
Signature of Shareholder
Number of shares Held of Record on , 2006

        This proxy must be dated, signed by the shareholder and returned promptly in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one trustee, all should sign. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

FORM OF PROXY SPECIAL MEETING OF SHAREHOLDERS To Be Held on , 2006 TOWER BANCORP, INC. 40 Center Square Greencastle, Pennsylvania 17225